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                            EXHIBIT 23-2

                 CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of Frontier Corporation of our report, dated January 22, 1996, which appears on page 25 of the 1995 Annual Report of Frontier Corporation, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, whcih appears on page 35 of such Annual Report on Form 10-K.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Rochester, New York
March 29, 1996